Exhibit 10.5

Loan agreement

For internal bank processing
[redacted]

Tax number or VAT identification number
[redacted]

Invoice number in accordance with § 14 para. 4 no. 4 UStG
[redacted]

VAT option
Note regarding the VAT option: I/We declare that I/we are a business within the meaning of the German VAT Act and entitled to a full input tax deduction. This loan/account will be used exclusively for business purposes. In addition to the agreed or customary charges (e.g., interest, fees, other charges), the applicable VAT will be invoiced at the legally required rate. If, at any point, the conditions for the option or the input tax deduction are no longer met on my/our part, I/we will inform the bank immediately.

Borrower (name, address, date of birth) OK.de Services GmbH
Uhlandstr. 165
10719 Berlin
Date: 17.09.2020

bank
Berliner Volksbank eG Bundesallee 206
10717 Berlin

The borrower and the bank conclude the following agreement:

1. Loan amount
The bank provides the borrower with a loan in the amount of EUR 350,000.00.
The borrower is obliged to accept the loan by January 1, 2025 at the latest.

2. Intended Use
Investment loan for business expansion

3 conditions

3.1 Debit interest rate
The loan will accrue interest at a rate of 6.950000% per annum from the date of disbursement.
This debit interest rate is calculated as follows: The month is calculated as 30 days and the year as 360 days (30/360).
This fixed interest rate is guaranteed until the end of the contract term.
The interest is calculated from the respective loan balance.
Interest payments are due at the end of each month.

3.2 Payout
The loan will be disbursed at a rate of 100% in favor of account [account name].
The payment was made to IBAN [redacted]

4 Additional services
Commitment fee of 0.250000% per month
on the amount not paid out from 29.2024 until full payment, each amount is due with the debit interest.

5 Loan Repayment and Term1
The loan is to be repaid as follows:
The repayment amount is 13.250% annually of the original loan amount, plus the interest saved through repayment. Therefore, 73 annuity payments consisting of interest and principal repayment, plus other costs, are due at the end of each month, starting on December 31, 2024, with priority given to interest payments. Of these, 72 payments amount to €5,893.00, and one additional payment is €5,887.18. Until the start of repayment, only the following are due:
Interest payments are due.

Unless otherwise agreed, amounts due (e.g. debit interest or payment installments) will be debited to the debit account IBAN [redacted]

6. Omitted.

7 securities
All securities held by the bank secure all existing, future, and contingent claims of the bank arising from the business relationship with the borrower, unless otherwise agreed in a specific case outside of this contract; this also applies to securities not listed here and liable under the General Terms and Conditions. In addition, the borrower provides the bank with the following securities under separate agreements:

Joint and several guarantee in the amount of EUR 175,000.00 from Fast Finance 24 Holding AG.
A default guarantee of EUR 175,000.00 from R+V Allgemeine Versicherung AG.
In addition, the previously ordered securities not listed here are liable according to their respective purpose declaration!

The borrower assumes personal liability for the payment of a sum of money equal to the agreed amount of the mortgage or mortgages (principal, interest, ancillary charges) and submits to immediate enforcement against all of their assets. The bank can assert this personal liability regardless of the registration and existence of the mortgage or mortgages and without prior enforcement against the mortgaged property.

If the financial situation of the borrower, a co-borrower, or a guarantor deteriorates or is significantly jeopardized, or if the value of the collateral stipulated in the contract changes, thereby substantially increasing the risk of default compared to the situation at the time the contract was concluded, the bank may require the borrower to provide additional suitable collateral at its discretion, even if no collateral had previously been agreed upon. The same applies if the information provided regarding the financial circumstances of the borrower, a co-borrower, or a guarantor subsequently proves to be incorrect. The loan may only be disbursed once all conditions have been met, the stipulated collateral has been provided, and the bank has verified its proper execution.

8 Data sharing for properly serviced loans and transfer of credit risk without
Transfer of credit receivables and collateral

8.1
For the purpose of refinancing, equity relief or risk diversification, the bank is entitled to transfer the economic risk of the loan in whole or in part to third parties and to pass on the necessary information and documents relating to the loan relationship to third parties in accordance with paragraph 3 as well as to persons who, for technical, organizational or legal reasons, need to be involved in the assessment of the recoverability or the processing of the transfer of the loan risk.

8.2 In particular, the following data may be transmitted: personal details (name, address, date of birth, marital status, occupation or comparable data), loan details (amount, term, interest rate of the claim or comparable data), information on any ancillary rights, including collateral, and information on the documents used to realize the transferred risk. The borrower also releases the bank from banking secrecy to this extent.

8.3
Third party is a member of the European System of Central Banks, a credit institution, a financial services institution, a financial company, an insurance company, a pension fund, a retirement fund, an investment company, a capital pooling company, a special purpose vehicle, a rating agency or an auditor.

8.4 The bank will obligate the recipients of the data to maintain confidentiality before disclosing any information, unless such an obligation already exists under statutory or professional/customary regulations. The obligation of confidentiality includes maintaining secrecy regarding all customer-related data and assessments and using the information only to the extent necessary for carrying out the specified measures.

9 Data sharing in the context of loans and transfer of loan receivables and collateral
Furthermore, under the conditions set out in the preceding clause, the bank is entitled to transfer the loan receivable, with or without collateral and with or without transferring the economic risk, in whole or in part to third parties. The bank will require the third party to also conclude a corresponding confidentiality agreement with each of these third parties before transferring any rights under the contract and disclosing any information to other third parties as defined in paragraph 3 of the preceding clause.
The bank will only carry out the transfer if it does not result in any disadvantages for the borrower at the time of the transfer and no future disadvantages are foreseeable at the time of the transfer, in particular if the borrower does not incur higher costs and the bank remains responsible for managing the transferred claims.

10 Not applicable.

11. Further loan terms and conditions
Upon completion of the financed project, we request the submission of an investment statement.
Expenses

Unless otherwise agreed, the bank will, to the extent legally permissible, debit the agreed-upon account with any third-party costs incurred in connection with this loan (e.g., notary fees related to the establishment and administration of collateral, court fees). In the case of collateral securing multiple loans, the bank is authorized to debit the entire amount to one of the designated accounts while safeguarding the borrower's interests, unless the borrower has previously made a specific choice.
A prerequisite for legally permissible reimbursement of expenses is that the costs are incurred as outlays for orders placed in the interest of the borrower and which the bank, after its own review, was justified in deeming necessary.

The General Terms and Conditions for Loans and Credit also apply. These General Terms and Conditions are attached.

Place, date, Berlin	signature of the borrower OK.de Services GmbH

Place, Date, Berlin	Bank Signature Berliner Volksbank eG

General terms and conditions for loans and credit

For the purposes of these terms and conditions, "credit" means all loans and credits.

1. Limitation of transferability
For borrowers who are not consumers, the right to payment of the loan can only be assigned or pledged with the bank's consent .

2. Right of set-off
A customer who is not a consumer may only offset claims against the bank if their claims are undisputed or have been legally established. This restriction on offsetting does not apply to a claim asserted by the customer for offsetting purposes that is based on a loan or financing assistance pursuant to Sections 513 and 491 to 512 of the German Civil Code (BGB).

3. Credit account and cost allocation
The bank will set up loan accounts for the borrower, if necessary. Costs may be offset against the next due payment. Unless otherwise agreed, the loan will be credited to the specified repayment account, from which due amounts will also be debited.

4 Credit limits, overruns
exceed the agreed credit line , the excess amount must be paid to the bank immediately; overdraft interest will be charged on such overdrafts, the amount of which is determined by the agreement with the bank and the information the bank provides to the borrower. Even if overdrafts have been tolerated, they do not extend the originally agreed credit limit.

5. Contract language, documents
The contract language is German. All documents must be provided in German.

6. Omitted.

7. Ordinary termination or early repayment by the borrower
7.1 Termination of loans with fixed interest rates
The borrower can terminate a loan agreement with a fixed interest rate in whole or in part.
If the fixed interest rate period ends before the repayment date and no new agreement on the interest rate has been reached, the borrower may terminate the loan with one month's notice, effective no earlier than the end of the day on which the fixed interest rate period ends; if an adjustment of the interest rate is agreed upon at certain intervals of up to one year, the borrower may only terminate the loan effective at the end of the day on which the fixed interest rate period ends;
In any case, after ten years from the date of full receipt, subject to a notice period of six months; if, after receipt of the loan, a new agreement is made regarding the repayment period or the interest rate, the date of this agreement replaces the date of receipt.

7.2 Termination of loans with a variable interest rate
The borrower can terminate a loan agreement with a variable interest rate at any time, subject to a notice period of three months.

7.3 Termination of open-ended general consumer loan agreements
The borrower may terminate a general consumer loan agreement, in which no repayment period is specified, in whole or in part, without observing a notice period.

7.4 Failure to repay
A termination by the borrower is deemed not to have taken place if he does not repay the amount owed within two weeks of the termination becoming effective.

7.5 Omitted.

8 Extraordinary termination by the borrower
The borrower can only terminate the loan agreement without notice if there is an important reason that makes it unreasonable for the borrower – even taking due account of the legitimate interests of the bank – to continue the loan agreement.

A borrower may terminate a loan agreement with a fixed interest rate and secured by a mortgage or ship lien prematurely after six months from the date of full loan disbursement, provided they give three months' notice, if their legitimate interests so require. Such an interest exists, in particular, if the borrower has a need to realize the value of the collateral used to secure the loan in another way.

9. Ordinary termination by the bank

9.1 Termination of open-ended loans to borrowers who are not consumers
Loans and loan commitments to borrowers who are not consumers, for which neither a term nor a different termination clause has been agreed, may be terminated by the bank at any time without notice. The bank will take the legitimate interests of the borrower into account when exercising this right of termination.

9.2 Termination of open-ended loans to consumers

Loans and loan commitments to consumers for which neither a term nor a different termination clause has been agreed may be terminated by the bank at any time with a notice period of at least two months. Loans and loan commitments made available on a current account pursuant to Section 504 of the German Civil Code (BGB) as an overdraft facility (account overdraft) which the consumer is required to repay upon request from the bank or at the latest after three months, as well as overdrafts tolerated on a current account, may be terminated by the bank at any time without notice. When exercising this right of termination, the bank will take the legitimate interests of the borrower into account.

10 Extraordinary termination by the bank

10.1 Termination for good cause
The bank may terminate the loan agreement without notice if there is a compelling reason that makes it unreasonable for the bank to continue the loan relationship until the agreed termination date or until the expiry of a notice period. If the compelling reason consists of a breach of an obligation under the loan agreement, the bank will only terminate the agreement after a period set for remedy has expired without success or after a formal warning has been issued without success.
Such a reason exists in particular if
- the borrower does not regularly comply with the disclosure of his financial circumstances as required by point 15 of these terms and conditions;
- the object financed or mortgaged by the bank is sold without its consent;
- the forced auction or receivership of the mortgaged property, in whole or in part, is ordered;
- Premiums on a life insurance policy assigned to the bank are not paid on time, or such a policy is terminated.
- or scheduled savings payments on a building society savings contract assigned to the bank are not paid on time, or the building society savings contract is terminated.

10.2 Termination in case of significant deterioration in financial circumstances
If a significant deterioration occurs or threatens to occur in the borrower's financial circumstances or in the value of any security provided for the loan, which jeopardizes the repayment of the loan, even after realizing the security(s), the bank may, in case of doubt, always terminate the loan agreement without notice before receipt of the loan, and only usually after receipt.

10.3 Termination due to late payment
The bank can only terminate the contract due to payment default.
- in the case of loans for commercial purposes or self-employed professional activity, if the borrower is in arrears with the payment of due payments for more than 14 days and does not pay even after a grace period of at least a further 14 days has been set by the bank.
- in the case of real estate consumer loans within the meaning of Section 491 Paragraph 3 of the German Civil Code (BGB) with consumers, if the borrower is in default with at least two consecutive installment payments, wholly or partially, and at least 2.5 percent of the nominal amount of the loan, and the bank has unsuccessfully given the borrower a two-week deadline to pay the outstanding amount, stating that if payment is not received within the deadline, it will demand the entire remaining debt.
- in the case of general consumer loan agreements, if the borrower is in default with at least two consecutive installment payments, in whole or in part , and at least ten percent, or, in the case of a term of more than 36 months, at least five percent of the nominal amount of the loan, and the bank has unsuccessfully given the borrower a two-week period to pay the outstanding amount, stating that if payment is not received within the period, it will demand the entire remaining debt.

11 Procedures and handling in the event of termination

11.1 Termination

Termination is effected by declaration to the other contracting party. Termination by the bank is effected by declaration in written form.

11.2 Exemption
Upon termination of the loan agreement, the borrower must indemnify the bank against its obligations. This also applies if the bank terminates the guarantee prematurely for good cause during an agreed term (Clause 10.1). The bank is not obligated to honor bills of exchange or checks issued under the approved loan prior to termination, provided they are presented on or after the date of termination.

11.3 Consideration of the borrower's interests
When exercising its right of termination, the bank will take into account the legitimate interests of the borrower and is always ready to discuss the possibilities of an amicable settlement.

11.4 Deadline for processing
In the event of termination without notice, the bank will grant the borrower a reasonable period for settlement.

12. Compensation for damages

12.1 Non-acceptance compensation
If the loan is not accepted due to serious refusal to perform or despite a grace period being granted, the bank can demand compensation for any resulting damages up to the amount of the loan that is ultimately not paid out.

12.2 Not applicable.

12.3 Compensation for damages due to breach of duty
If a loan with a fixed interest rate becomes due before the end of the fixed interest rate period due to termination by the bank, the borrower must compensate for the damage caused by the early repayment.

13. Delay
For monetary payments due on a specific calendar date, which the borrower owes under the loan agreement (such as loan installments and interest), default occurs if payment is not made on time. Unless the bank proves a higher loss or the borrower a lower loss due to the delay, the monetary payments accrue interest at a rate of five percentage points above the respective base interest rate per annum, in accordance with Sections 497 Paragraph 1 in conjunction with 288 Paragraph 1 of the German Civil Code (BGB). This base interest rate may change on January 1st and July 1st of each year, pursuant to Section 247 Paragraph 1 Sentence 2 of the BGB. For consumer mortgage loan agreements, the default interest rate is two and a half percentage points above the respective base interest rate per annum, in accordance with Section 497 Paragraph 4 of the BGB.
Failure to make payments can have serious consequences for the borrower (e.g., forced sale) and make it more difficult to obtain a loan.

14 joint debtors

Several borrowers are jointly and severally liable. Each borrower can dispose of the granted loan independently.

15 Disclosure of financial circumstances

During the term of the loan, the borrower is obligated to provide the bank, upon request, with all requested information regarding their financial circumstances and to submit all requested documents, signed and dated, so that the bank can gain a clear and timely understanding of their financial situation and comply with the requirements of Section 18 of the German Banking Act (KWG) and banking supervisory regulations. For borrowers who do not prepare financial statements, the requested documents may include, in particular, statements of income and assets, including all liabilities, the income and expenditure statement (surplus and excess statement), and copies of tax assessments or tax returns. For borrowers who do prepare financial statements, the requested documents may include, in particular, the audited or certified annual financial statements with notes and management report, as well as the consolidated financial statements, each with the associated management and/or audit reports. If it is not possible to submit the documents within nine months of the end of the calendar year or fiscal year, the borrower will initially submit the documents in preliminary form (e.g., tax return, interim financial statements, preliminary annual financial statements).

16 insurance companies

The borrower is obligated to insure the collateral and its accessories for a sufficient amount in accordance with the contractual agreement and to provide proof of this to the bank at any time, in particular by submitting the insurance certificates. The borrower is responsible for ensuring that these obligations are fulfilled even if the collateral does not belong to him.

17 Rent/Lease Advance Payments

Any type of financing contribution, such as construction cost subsidies, advance payments of rent or lease payments to be made by tenants or lessees, requires the approval of the bank.

18 General conditions for payment

The loan can only be disbursed once all contractual conditions have been met, the required collateral has been provided, the bank has verified the validity of the collateral, and the bank has provided a confirmation of receipt for the submitted documents. Disbursement of the loan may be refused if, after the conclusion of the contract, it becomes apparent that repayment is jeopardized by the borrower's lack of financial capacity. The lender is entitled to refuse disbursement of a general consumer loan, for which no repayment period is specified, for any legitimate reason.

19. Ordering or increasing collateral

19.1

Subsequent collateral

In the case of general consumer loan agreements with a net loan amount exceeding EUR 75,000 and in the case of non-consumer loans, the bank may, if the borrower's financial situation or that of a co-borrower or guarantor deteriorates or is significantly jeopardized, or if the value of the collateral to be provided under the contract changes, thereby substantially increasing the risk of default compared to the situation at the time the contract was concluded, require the bank to provide additional suitable collateral of its choice, even if no collateral had previously been agreed upon. The same applies if the information provided about the financial circumstances of the borrower, a co-borrower, or a guarantor subsequently proves to be incorrect.

19.2 Substitute security

The bank may require the borrower to provide substitute security if the security specified in the loan agreement is destroyed or has suffered a significant loss in value.

19.3 Setting a deadline for the provision or strengthening of collateral
The bank will allow a reasonable period of time for the provision or strengthening of collateral.

20 Agreement of a lien in favor of the bank

20.1 Agreement on the lien
The customer and the bank agree that, to secure all claims arising from the banking relationship, the bank acquires a lien on the securities and assets that a domestic branch has acquired or will acquire in the course of banking transactions. The bank also acquires a lien on claims that the customer has or will have against the bank arising from the banking relationship (e.g., account balances).

20.2 Exceptions to the lien
If funds or other assets come into the bank's possession with the stipulation that they may only be used for a specific purpose (e.g., a cash deposit to redeem a bill of exchange), the bank's lien does not extend to these assets. The same applies to profit participation certificates issued by the bank itself, to claims of the customer against the bank arising from subordinated liabilities, and to securities that the bank holds in custody abroad for the customer.

20.3 Interest and profit-sharing certificates
If securities are subject to the bank's lien, the customer is not entitled to demand the release of the interest and profit participation certificates belonging to these securities.

21 Assignment

21.1 Claims to earned income within the meaning of Section 850 of the German Code of Civil Procedure (ZPO) include wage and salary claims as well as all other claims based on or arising from the employment relationship with the respective employer (including claims for one-off payments), in particular commissions, invention royalties, severance pay claims, pensions, and retirement pension claims. Social security benefit claims include, in particular, claims for unemployment benefits, unemployment benefit II, insolvency benefits, sickness benefits, and pensions from the German Pension Insurance, professional pension schemes, and private pension insurance.

21.2 The borrower undertakes to notify the bank immediately of any change of employer/person entitled to services.

21.3 The bank will not initially notify the third-party debtor of the assignment. If the debtor is in default of payment for two months, the bank may, stating the amount by which the debtor is in arrears and setting a deadline of at least one month, threaten the security provider with enforcement. After the deadline has expired, the bank is entitled to notify the third-party debtor of the assignment to the extent necessary to settle the stated amount* and to collect the assigned receivables to that extent. No warning is required if the debtor is in default of payment after a standard termination by the bank or after a mutual agreement to terminate the loan agreement, or if the bank has terminated the loan agreement for good cause. This does not apply if the debtor and the guarantor are different persons.

21.4 If the realizable value of all collateral exceeds the coverage limit on a non-temporary basis, the bank shall, at the request of the security provider, release collateral of its choice.

22 Expenses
The bank's claims for reimbursement of expenses are governed by statutory regulations.

23 Statute of limitations
Claims arising from the loan agreement become time-barred after five years, beginning at the end of the year in which these claims become due.

24. Exemption from Section 193 of the German Civil Code (BGB) for contractually agreed regular interest and amortization payments
The parties waive the rule of Section 193 of the German Civil Code (BGB) for the contractually agreed regular interest and principal payments. This section stipulates that if payment is due on a specific day or within a specific period, and that specific day or the last day of the period falls on a Sunday, a public holiday recognized by the state at the place of performance, or a Saturday, then the next working day shall apply. By waiving this rule, for example, an installment payment may also be due on a public holiday, a Saturday, or a Sunday.

25 Supervisory Authority
The supervisory authority responsible for the licensing of credit institutions is the European Central Bank, Sonnemannstraße 22, 60314 Frankfurt am Main, Germany (postal address: European Central Bank, 60640 Frankfurt am Main, Germany); the supervisory authority responsible for the protection of collective consumer interests is the Federal Financial Supervisory Authority (BaFin), Graurheindorfer Straße 108, 53117 Bonn or Marie-Curie-Straße 24-28, 60439 Frankfurt am Main.

26 Other conditions
Should individual provisions of this contract not become part of the contract, be invalid, or not be implemented, the remainder of the contract shall remain in effect. Insofar as provisions have not become part of the contract or are invalid, the content of the contract shall be governed by the applicable statutory provisions.

* Use form 232 050.

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1. When using amortization replacement instruments, please also use form 212 180.